Exhibit 99.1

American Midstream Partners LP Reports Financial Results for the 2011 Third Quarter

DENVER, CO –November 14, 2011–American Midstream Partners LP (NYSE: AMID) today reported financial results for the third quarter period ended September 30, 2011.

Total revenue for the third quarter of 2011 was $58.0 million, an increase of $5.0 million or 9% compared to $53.0 million for the prior year period. The increase was largely attributable to higher NGL prices and higher NGL and natural gas sales volumes in our Gathering and Processing segment. This increase was partially offset by lower natural gas sales volumes in our Transmission segment and lower natural gas prices in our Gathering and Processing segment.

Gross margin for the third quarter of 2011 was $9.6 million, an increase of $1.2 million or 14% compared to $8.4 million for the prior year period. This increase was primarily due to higher throughput volumes, plant inlet volumes and NGL prices in the Gathering and Processing segment.

Adjusted EBITDA for the third quarter of 2011 was $3.8 million, an increase of $0.2 million or 4% compared to $3.6 million for the prior year period.

Net loss for the third quarter of 2011 was $4.2 million compared to net loss of $3.4 million for the prior year period. Net loss to common units for the third quarter of 2011 was $0.53 per unit compared to net loss per unit of $0.66 per unit for the prior year period.

Distributable cash flow for the third quarter of 2011 was $2.4 million.

Commenting on the quarter, Brian Bierbach, President and Chief Executive Officer said, “The third quarter was a busy and productive one for our company. We successfully completed our initial public offering on August 1, 2011. We actively pursued a number of projects in and around our systems including an agreement with a large producer to bring natural gas from a Tuscaloosa Marine Shale well to our Midla system.”

“In spite of some operational issues we and some of our customers experienced this summer that reduced volumes across a few of our G&P assets, we still increased our revenue and gross margin in the quarter and on a year-over-year basis.”

Bierbach added, “Favorable oil and NGL prices are driving further drilling activity across many of our systems. We have already seen the benefit through increased volumes and revenues. We continue to focus our strategy on pursuing organic growth opportunities that will support this drilling activity as well as expanding our asset footprint through development projects and acquisitions.”

For the nine month period ended September 30, 2011, total revenue was $187.4 million compared to $155.5 million in the prior year period, an increase of $31.9 million or 21%. The increase was primarily due to higher NGL sales volume from owned processing plants, higher NGL prices and higher natural gas sales volumes in both the gathering and processing and transmission segments. The increase was partially offset by lower realized natural gas prices in the Gathering and Processing and Transmission segments.

Gross margin in the nine month period ended September 30, 2011 was $32.6 million compared to $27.1 million in the prior year period, an increase of $5.5 million or 20%. The increase was primarily due to higher throughput volumes, plant inlet volumes and realized NGL prices in our Gathering and Processing segment.

Adjusted EBITDA for the nine month period ended September 30, 2011 was $15.6 million compared to $12.8 million in the prior year period, an increase of $2.8 million or 22%.

Distributable cash flow for the nine month period ended September 30, 2011 was $10.6 million.

REVIEW OF SEGMENT PERFORMANCE

Gross margin for Gathering and Processing and Transmission increased to $9.6 million in the third quarter of 2011 from $8.4 million in the prior year period. For the nine month period ended September 30, 2011, gross margin was $32.6 million compared to $27.1 million in the prior year period.

Gathering and Processing – The Gathering and Processing segment includes natural gas transportation and gathering, natural gas processing and treating, and selling or delivering natural gas and NGLs to various markets and pipeline systems.

Segment gross margin for Gathering and Processing was $6.8 million for the third quarter of 2011 and $23.0 million for the nine month period, compared to $5.7 million and $17.5 million for the prior year third quarter and nine month period, respectively.

Total throughput volumes for the Gathering and Processing segment averaged 209.0 MMcf per day of natural gas and processed NGLs averaged 52.0 thousand gallons per day for the third quarter of 2011, compared to 170.3 MMcf per day of natural gas and 31.9 thousand gallons per day of processed NGLs for the prior year period. Total throughput volumes for the nine-month period averaged 227.6 MMcf per day compared to 167.2 MMcf per day in the prior year period, and processed NGLs averaged 51.7 thousand gallons per day compared to 29.9 thousand gallons per day for the prior year period.

The increase in segment gross margin for the 2011 third quarter and nine month periods was primarily due to higher throughput volumes on our Quivira system from the connection of additional production in the third quarter of 2010, increased plant inlet volumes at our Bazor Ridge plant due to the completion of the Winchester lateral in the fourth quarter 2010, and higher realized NGL prices on both our Bazor Ridge and Gloria systems.

Transmission – The Transmission segment transports and delivers natural gas from producing wells, receipt points or pipeline interconnects for shippers and other customers.

Segment gross margin for Transmission was $2.8 million for the third quarter of 2011 and $9.7 million for the nine month period, compared to $2.7 million and $9.7 million for the prior year third quarter and nine month period, respectively.

Conference Call

American Midstream will conduct a conference call and webcast to discuss its third quarter financial results on Monday, November 14, 2011, at 2:00 p.m. Eastern Time. The call may be accessed live at the investor relations section of the American Midstream website at www.AmericanMidstream.com. The live call may also be accessed by dialing 866-271-6130 for domestic users or 617-213-8894 for international users. The passcode for both phone numbers is 82194279.

A replay of the audio webcast will be available shortly after the call on American Midstream’s website. A telephonic replay will be available through December 31, 2011 by dialing 888-286-8010 for domestic users or 617-801-6888 for international users. The passcode for both phone numbers is 41005317.

Non-GAAP Financial Measures

This press release, and the accompanying tables, include both financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures, including “Adjusted EBITDA,” “gross margin” and “distributable cash flow.” The tables attached to this press release include reconciliations of these non-GAAP financial measures to the nearest GAAP financial measures. In addition an “Explanation of Non-GAAP Financial Measures” is set forth in Appendix A attached to this press release.

About American Midstream Partners

Denver-based American Midstream Partners is a growth-oriented limited partnership formed to own, operate, develop and acquire a diversified portfolio of natural gas midstream energy assets. The company provides midstream services in the Gulf Coast and Southeast regions of the United States. For more information about American Midstream Partners, visit www.AmericanMidstream.com.

Forward Looking Statements

This press includes forward-looking statements. These statements relate to, among other things, projections of operational volumetrics and improvements, growth projects, cash flows and capital expenditures. We have used the words “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “predict”, “project”, “should”, “will”, “potential” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. Please see our Risk Factor disclosures included in our prospectus dated July 26, 2011 that was filed with the SEC on July 27, 2011. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this press release.

American Midstream Partners, LP and Subsidiaries

Unaudited Consolidated Balance Sheets

(In thousands except unit amounts)

	September 30,	December 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$530	$63
Accounts receivable	1,192	656
Unbilled revenue	18,086	22,194
Risk management assets	906	—
Other current assets	1,696	1,523

Total current assets	22,410	24,436
Property, plant and equipment, net	137,590	146,808
Risk management assets — long term	247	—
Other assets	3,170	1,985

Total assets	$163,417	$173,229

Liabilities and Partners’ Capital
Current liabilities
Accounts payable	$1,225	$980
Accrued gas purchases	15,309	18,706
Current portion of long-term debt	—	6,000
Other loans	—	615
Risk management liabilities	502	—
Accrued expenses and other current liabilities	5,393	2,676

Total current liabilities	22,429	28,977
Risk management liabilities — long term	—	—
Other liabilities	8,352	8,078
Long-term debt	29,350	50,370

Total liabilities	60,131	87,425

Commitments and contingencies
Partners’ capital
General partner interest (0.2 and 0.1 million units outstanding as of September 30, 2011 and December 31, 2010, respectively)	1,771	2,124

Limited partner interest (9.1 and 5.4 million units outstanding as of September 30, 2011 and December 31, 2010, respectively)	101,376	83,624
Accumulated other comprehensive income	139	56

Total partners’ capital	103,286	85,804

Total liabilities and partners’ capital	$163,417	$173,229

American Midstream Partners, LP and Subsidiaries

Unaudited Consolidated Statements of Operations

(In thousands, except per unit amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue	$57,005	$53,158	$190,374	$155,686
Realized gain (loss) on early termination of commodity derivatives	—	—	(2,998)	—
Unrealized gain (loss) on commodity derivatives	953	(205)	(19)	(231)

Total revenue	57,958	52,953	187,357	155,455
Operating expenses:
Purchases of natural gas, NGLs and condensate	47,359	44,516	157,725	128,323
Direct operating expenses	3,385	3,097	9,548	9,370
Selling, general and administrative expenses	2,497	1,803	7,649	5,061
Advisory services agreement termination fee	2,500	—	2,500	—
Equity compensation expense	331	464	2,989	1,255
Depreciation expense	5,261	5,014	15,468	14,962

Total operating expenses	61,333	54,894	195,879	158,971

Operating income (loss)	(3,375)	(1,941)	(8,522)	(3,516)
Other income (expenses):
Interest expense	(1,378)	(1,419)	(3,923)	(4,151)
Gain (loss) on sale of assets, net	586	—	586	—

Net income (loss)	$(4,167)	$(3,360)	$(11,859)	$(7,667)

General partner’s interest in net income (loss)	(83)	(67)	(237)	(153)

Limited partners’ interest in net income (loss)	$(4,084)	$(3,293)	$(11,622)	$(7,514)

Limited partners’ net income (loss) per unit	$(0.53)	$(0.66)	$(1.85)	$(1.51)

Weighted average number of units used in computation of limited partners’ net income (loss) per unit	7,774	5,001	6,296	4,982

American Midstream Partners, LP and Subsidiaries

Reconciliation of Adjusted EBITDA to Net Income

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(in thousands)
Reconciliation of Adjusted EBITDA to Net Income (Loss)
Net income	$(4,167)	$(3,360)	$(11,859)	$(7,667)
Add:
Depreciation expense	5,261	5,014	15,468	14,962
Interest expense	1,378	1,419	3,923	4,151
Realized loss on early termination of commodity derivatives	—	—	2,998	—
Unrealized (gain) loss on commodity derivatives	(953)	205	19	231
Non-cash equity compensation expense	331	307	1,234	864
Advisory services agreement termination fee	2,500	—	2,500	—
Special distribution to holders of LTIP phantom units	—	—	1,624	—
Transaction costs	—	21	281	228
Deduct:
Gain (loss) on sale of assets, net	586	—	586	—

Adjusted EBITDA	$3,764	$3,606	$15,602	$12,769

Reconciliation of Distributable Cash Flow to Net Income

(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
	(in thousands)
Reconciliation of Distributable Cash to Net Cash Flows from Operating Activities:
Net cash provided / (used) in operating activities	$1,331	$6,149	$7,099	$14,563
Add:
Change in operating assets and liabilities	(713)	(3,776)	(1,702)	(5,558)
Interest expense	646	1,212	2,802	3,536
Advisory services agreement termination fee	2,500	—	2,500	—
Realized (gain) loss on early termination of commodity derivatives	—	—	2,998	—
Special distribution to holders of LTIP phantom units	—	—	1,624	—
Transaction costs	—	21	281	228
Deduct:
Cash interest expense (1)	646	1,212	2,802	3,536
Maintenance capital expenditures (2)	750	750	2,250	2,250

Distributable Cash Flow	$2,368	$1,644	$10,550	$6,983

(1)	Excludes amortization of debt issuance costs and mark-to-market adjustments related to interest rate derivatives.

(2)	Amounts noted represent average estimated annual maintenance capital expenditures of $3.0 million which is what we expect to be required to maintain our assets over the long-term.

Reconciliation of Gross Margin to Net Income

(In thousands)

	Gathering
	and
	Processing	Transmission	Total
	(in thousands)
Three months ended September 30, 2011
Revenue	$41,218	$15,787	$57,005
Segment gross margin (a),(b)	6,821	2,825	9,646
Realized gain (loss) on early termination of commodity derivatives	—	—	—
Unrealized gain (loss) on commodity derivatives	953	—	953
Direct operating expenses			3,385
Selling, general and administrative expenses			2,497
Advisory services agreement termination fee			2,500
Equity compensation expense			331
Depreciation expense			5,261
Interest expense			1,378
Gain on sale of assets, net			586
Net income (loss)			(4,167)

	Gathering
	and
	Processing	Transmission	Total
	(in thousands)
Three months ended September 30, 2010
Revenue	$34,974	$18,184	$53,158
Segment gross margin (a)	5,720	2,717	8,437
Direct operating expenses			3,097
Selling, general and administrative expenses			1,803
Equity compensation expense			464
Depreciation expense			5,014
Interest expense			1,419
Net income (loss)			(3,360)

	Gathering
	and
	Processing	Transmission	Total
	(in thousands)
Nine months ended September 30, 2011
Revenue	$138,487	$51,887	$190,374
Segment gross margin (a),(b)	22,988	9,661	32,649
Realized gain (loss) on early termination of commodity derivatives	(2,998)	—	(2,998)
Unrealized gain (loss) on commodity derivatives	(19)	—	(19)
Direct operating expenses			9,548
Selling, general and administrative expenses			7,649
Advisory services agreement termination fee			2,500
Equity compensation expense			2,989
Depreciation expense			15,468
Interest expense			3,923
Gain on sale of assets, net			586
Net income (loss)			(11,859)

Reconciliation of Gross Margin to Net Income (continued)

(In thousands)

	Gathering
	and
	Processing	Transmission	Total
	(in thousands)
Nine months ended September 30, 2010
Revenue	$119,663	$36,023	$155,686
Segment gross margin (a)	17,457	9,675	27,132
Direct operating expenses			9,370
Selling, general and administrative expenses			5,061
Equity compensation expense			1,255
Depreciation expense			14,962
Interest expense			4,151
Net income (loss)			(7,667)

(a)	Segment gross margin for our Gathering and Processing segment consists of total revenue less purchases of natural gas, NGLs and condensate. Segment gross margin for our Transmission segment consists of total revenue, less purchases of natural gas. Gross margin consists of the sum of the segment gross margin amounts for each of these segments. As an indicator of our operating performance, gross margin should not be considered an alternative to, or more meaningful than, net income or cash flow from operations as determined in accordance with GAAP. Our gross margin may not be comparable to a similarly titled measure of another company because other entities may not calculate gross margin in the same manner.

(b)	Realized gains (losses) from the early termination of commodity derivatives and unrealized gains (losses) from derivative mark-to-market adjustments are included in total revenue and segment gross margin in our Gathering and Processing segment for the three and nine months ended September 30, 2010. Effective January 1, 2011, we changed our segment gross margin measure to exclude unrealized noncash mark-to-market adjustments related to our commodity derivatives. For the three and nine months ended September 30, 2011, $1.0 million and less than ($0.1) million, respectively, in unrealized gains (losses) on commodity derivatives were excluded from our Gathering and Processing segment gross margin. Effective April 1, 2011 we changed our segment gross margin measure to exclude realized early termination costs on commodity derivatives. For the three and nine months ended September 30, 2011, zero dollars and ($3.0) million in realized (losses) on early termination of commodity derivatives were excluded from our Gathering and Processing segment gross margin.

Appendix A

Note About Non-GAAP Financial Measures

Gross margin, adjusted EBITDA and distributable cash flows are all non-GAAP financial measures. Each has important limitations as an analytical tool because it excludes some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider any of gross margin, adjusted EBITDA or distributable cash flow in isolation or as a substitute for analysis of our results as reported under GAAP. Because gross margin, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a measure used by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to support our indebtedness and make cash distributions to our unitholders and general partner;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define adjusted EBITDA as net income, plus interest expense, income tax expense, depreciation expense, certain non-cash charges such as non-cash equity compensation, unrealized losses on commodity derivative contracts and selected charges that are unusual or non-recurring, less interest income, income tax benefit, unrealized gains on commodity derivative contracts and selected gains that are unusual or nonrecurring. The GAAP measure most directly comparable to adjusted EBITDA is net income.

Distributable cash flow is a significant performance metric used by us and by external users of our financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay our unitholders. Using this metric, management and external users of our financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important financial measure for our unitholders since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). Distributable cash flow will not reflect changes in working capital balances.

We define distributable cash flow as adjusted EBITDA plus interest income, less cash paid for interest expense and maintenance capital expenditures. The GAAP measure most directly comparable to distributable cash flow is net cash flows from operating activities.

Gross margin and segment gross margin are metrics that we use to evaluate our performance. We define segment gross margin in our Gathering and Processing segment as revenue generated from gathering and processing operations less the cost of natural gas, NGLs and condensate purchased. Revenue includes revenue generated from fixed fees associated with the gathering and treating of natural gas and from the sale of natural gas, NGLs and condensate resulting from gathering and processing activities under fixed-margin and percent-of-proceeds arrangements. The cost of natural gas, NGLs and condensate includes volumes of natural gas, NGLs and condensate remitted back to producers pursuant to percent-of-proceeds arrangements and the cost of natural gas purchased for our own account, including pursuant to fixed-margin arrangements.

We define segment gross margin in our Transmission segment as revenue generated from firm and interruptible transportation agreements and fixed-margin arrangements, plus other related fees, less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

Effective January 1, 2011, we changed our gross margin and segment gross margin measure to exclude unrealized mark-to-market adjustments related to our commodity derivatives. For the three months and nine months ended September 30, 2011, $1.0 million and less than $(0.1) million, respectively, of unrealized gains (losses) were excluded from gross margin and the Gathering and Processing segment gross margin.

Effective April 1, 2011, we changed our gross margin and segment gross margin measure to exclude realized gains and losses associated with the early termination of commodity derivative contracts. For the three months and nine months ended September 30, 2011, zero dollars and $3.0 million, respectively, in realized losses were excluded from gross margin and the Gathering and Processing segment gross margin.